Petrolia Energy Corporation 8-K

Exhibit 10.1

MEMORANDUM OF UNDERSTANDING

Between

Blue Sky Resources Ltd

And

“Petrolia”

June 29, 2018

 Memorandum of Understanding (“MOU”)

The following is Memorandum of understanding (“MOU”) between:

Blue Sky Resources Ltd, a private company, incorporated in Alberta Canada and with corporate office at 800 138 4th Ave SE, Calgary, Alberta T2G 4Z6 (hereinafter referred to as “BSR”);

AND

Petrolia Canada Corporation, a wholly-owned subsidiary of Petrolia Energy Corporation headquartered at 710 N Post Oak Rd, Suite 512 Houston TX, 77024 (hereinafter referred to as “Petrolia”);

BSR and Petrolia may also sometimes be referred together as “Parties” or singularly as “Party”.

Whereas, Georox Resources Inc (“Georox”) has executed a Purchase and Sales Agreement (“PSA”) with Cona Resources Inc (“Cona”) to acquire certain properties in Alberta and Saskatchewan, Canada and referred herein as “Assets” and the PSA is attached herewith as Exhibit A: and

Whereas the Assets acquisition costs is C$5,654,324; and

Whereas BSR agreed to acquire 80% of the Assets for 80% of Georox cost and subsequently reduced its interest to 55% of the Assets; and

Whereas Petrolia desires to participate by acquiring 25% of the Assets for 25% of BSR’s cost as described in the executed Letter of Intent (“LOI”) attached herein as Exhibit B

NOW THEREFORE, in consideration of the foregoing recitals, the Parties enter this MOU under the terms and conditions as set forth below:

1.	Purchase: 25% of the purchase price based upon Cona’s acceptable Closing Statement which is attached herewith as Exhibit C.
2.	Effective date: Effective date is June 1st, 2018.
3.	Operator: Georox is the Operator of the Assets.
4.	Closing: Upon receipt of full payment from Petrolia Closing shall be on June 29th, 2018. The estimated closing costs is C$1,428,581, of which C$1,022,400 in cash has already been remitted and a Promissory note in the amount of C$406,181 has been executed. Petrolia shall receive title free and clear of liens and encumbrances upon execution of the terms of the Promissory note (Exhibit D).
5.	Notices: A notice under this MOU must be in writing to the nominated address of the Parties written above.
6.	Severability: The rights, duties, obligations and responsibilities of BSR and Petrolia are several and not joint or collective.
7.	Confidentiality: The terms of this MOU must be held confidential by the Parties and shall not be divulged in any way to any third party by any one Party without the prior written approval of the other Party.
8.	Choice of Law: This Agreement shall be governed by and construed in accordance with the laws of Alberta, Canada.
9.	Amendments & expiry: This MOU may be amended only by mutual consents between the Parties. If any provision of this MOU becomes invalid or unenforceable, the validity of other provisions shall not be affected. This MOU will expire on the Closing Date.
10.	No Partnership: Nothing in this MOU is intended to or shall be deemed to establish any partnership or joint venture between the Parties, constitute either Party as the agent of the other Party, nor authorize either of the Parties to make or enter into any commitments for or on behalf of the other Party.
11.	Disclosure: BSR is a related Party to Petrolia.

IN WITNESS WHEREOF, the duly authorized representatives of the Parties have caused this Agreement to be executed on the date first written above.